                                                                    EXHIBIT 10.6

                       FIRST AMENDMENT TO LEASE AGREEMENT

        This First Amendment to Lease Agreement ("First Amendment") is made as of this 8 day of August 1994 by and between Teachers Realty Corporation ("Landlord") and Voicetek Corporation ("Tenant").

        WHEREAS, Landlord and Tenant have heretofore executed a certain Lease Agreement dated May 25,1993 ("Lease") pursuant to which Tenant has leased 19,881 rentable square feet of area (the "Original Premises") in a building (the "Building") known as 19 Alpha Road, Chelmsford, MA; and

        WHEREAS, Landlord and Tenant have agreed that Tenant shall be permitted to expand the Original Premises and to lease an additional 13,619 rentable square feet of area in the Building, as more particularly shown on Exhibit A to this First Amendment (the "New Premises") subject to the terms, covenants and provisions of the Lease as amended hereby; and

        WHEREAS, the three (3) year Initial Term of the Lease is scheduled to expire on May 31,1996; and

        WHEREAS, Landlord and Tenant are now desirous of extending the Term of the Lease a period of five (5) years beginning on the New Premises Commencement Date (as hereafter defined); and

         WHEREAS, Landlord and Tenant have agreed to enter into this First Amendment to memorialize their agreements and to otherwise modify and amend the Lease to (i) reflect the increase in the size of the Premises demised under the Lease as a result of the addition of the New Premises (ii) to extend the Term of the Lease for the period of five (5) years beginning on the New Premises Commencement Date and (iii) to otherwise modify and amend the Lease as hereinafter set forth.

        NOW, THEREFORE, in consideration of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Tenant and Landlord hereby agree as follows:

1. Changes in Basic Lease Provisions. Effective as of the New Premises Commencement Date (as hereinafter defined), the information provided in
Article I of the Lease captioned "Basic Lease Provisions" will be changed and amended in the following respects:

         (a) The definition of the term "Premises Rentable Area" shall be amended by deleting the reference to "19,881 square feet" and inserting in its place and stead the number "33,500 square feet".
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         (b) The definition of the term "Basic Rent" shall be amended by deleting the entire schedule of Basic Rent set forth on the cover page of the Lease and replacing it with the following:

Period                                                                 Basic Rent                   Monthly Payment
------                                                                (per period)                  ---------------
                                                                      ------------
"A. The period beginning on the                                       $89,464.50                   $ 7,455.38
Commencement Date (as defined in Section
4.1 of the Lease) through the date
immediately preceding the New Premises
Commencement Date (pro-rated on a daily
basis for any partial calendar month in
which the New Premises Commencement Date
shall fall)

B. The approximately two year period                                  $144,050.00                  $12,004.17
beginning on the New Premises
Commencement Date through and including
the last day of the calendar month in
which the Second Anniversary of the New
Premises Commencement Date shall fall
(pro-rated on. a daily basis for any
partial calendar month in which the New
Premises Commencement Date shall fall)
                                                                      $150,750.00                  $12,562.50"
C. The three year period beginning on
the day immediately following expiration
of the period described in "B" above
through and including the last day of
the Term of this Lease as it is extended
pursuant to paragraph 1(d) of this First
Amendment


        Tenant shall continue to make the monthly payments of the Reimbursement Rent as defined under Article III, Section 3.1(c) of the Lease and these payments shall remain unchanged by this First Amendment.

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        (c) The definition of the term "Security Deposit" shall be amended and increased by deleting the reference to "$22,366.12" and inserting in its place and stead the number "$32,366.12". Simultaneously with the execution and delivery of the First Amendment, Tenant shall deposit the additional amount of $10,000.00 with Landlord to be held (together with the amounts previously deposited) as security for Tenant's obligations under the Lease pursuant to
Section 14.17 of the Lease. Provided that Tenant is not in default under the Lease, the Landlord shall apply $10,788.00 (rather than $7,455.37 as stated in the last sentence of Section 14.17) of the Security Deposit toward the Tenant's Basic Rent obligation for the last month of the Initial Term.

         (d) The definition of the term "Initial Term" shall be amended and extended for a period of five (5) years beginning upon the New Premises Commencement Date; provided, however, that if the New Premises Commencement Date shall fall on other than the first day of a calendar month, the Initial Term shall expire on the last day of the calendar month in which the fifth (5th) anniversary of the New Premises Commencement Date shall fall.

        (e) The definition of the term "Escalation Factor" shall be amended by deleting "32.57%" and inserting the number "54.88%" in its place and stead.

2. Utilities. The Tenant shall be responsible for the payment of all utilities servicing the Premises. Notwithstanding anything contained in Section 7.5(c) of the Lease to the contrary, effective as of the New Premises Commencement Date, Landlord shall no longer be obligated to pay Landlord's Utility Cost applicable to gas and electricity used and consumed in the Adjacent Space. Tenant shall be responsible for all electricity and gas used and consumed in the Premises as amended as measured in the existing meters

3. Expansion; Generally. Effective as of the New Premises Commencement Date, the 13,619 rentable square feet of area shown on Exhibit A to this First Amendment shall be added to and included in the Premises demised under the Lease for the balance of the Term of this Lease and the term "Premises" wherever used in the Lease shall be deemed to mean and include the New Premises together with the Original Premises and the terms "Premises Rentable Area" and "Basic Rent" shall have the meanings ascribed to them in paragraph 1 of this First Amendment. Accordingly, monthly and annual payments of the Operating Expenses and Escalation Charges shall be increased to reflect the increase in the size of the Premises by the addition of the New Premises.

4. Landlord's Expansion Work; New Premises Commencement Date.

4.1 Commencement Date. The provisions of Article IV of the Lease shall not be applicable to the New Premises and Landlord shall have no obligation whatsoever to perform the work described in Section 4.2 on page 5 of the Lease. All construction to be performed by Landlord in the New Premises and the Original Premises shall be governed by the provisions of this paragraph 4 of this First Amendment. The New Premises Commencement Date shall be the day following the date on which the New Premises are "ready for occupancy" as provided in Section
4.2 of this First Amendment Notwithstanding the foregoing, if Tenant's personnel shall occupy all or any part of the

New Premises for the conduct of its business prior to the New Premises Commencement Date, such date shall for all purposes of this Lease be the New Premises Commencement Date. The Tenant shall, upon demand of the Landlord, execute a certificate confirming the New Premises Commencement Date as it is determined in accordance with the provisions of Section 4.2.

4.2 Preparation of the Premises. (a) Landlord shall exercise all reasonable efforts to complete the work necessary to prepare the New Premises for Tenant's occupancy and to otherwise alter the Original Premises pursuant to the Plans and Specifications attached hereto as Exhibit B ("Landlord's Expansion Work"), and in accordance with Landlord's building standards, but Tenant shall have no claim against Landlord for failure to complete such Work. Tenant hereby approves all matters set forth in Exhibit B. The New Premises shall be deemed "ready for occupancy" on the date upon which Landlord has substantially completed the Landlord's Expansion Work as certified to Tenant by Landlord by written notice. To the extent that the requirements of Landlord's Expansion Work, including, without limitation, the cost of all permits, architectural and engineering fees, and construction supervision fees, shall exceed a cost of $47,000.00, Tenant shall pay the cost of such excess requirements (the "OBS Costs") to Landlord as an additional charge hereunder. Tenant shall pay 1/2 of the OBS Costs prior to Landlord commencing Landlord's Expansion Work and the other 1/2 of OBS Costs shall be paid upon completion of Landlord's Expansion Work. Tenant shall, if requested by Landlord, execute a work letter confirming such excess costs prior to the time Landlord shall be required to commence work. Failure of Tenant to timely pay Landlord the amounts required to be paid pursuant to this Section 4.2 shall entitle Landlord to the same rights and remedies as Landlord has against Tenant for failure to pay Basic Rent when due.

4.3 Conclusiveness of Landlord's Performance. Unless Tenant shall have given Landlord written notice by the end of the first full calendar month after the New Premises Commencement Date of specific respects in which Landlord has not performed Landlord's Expansion Work in compliance with the matters set forth in Exhibit B, Tenant shall have no claim that Landlord has failed to perform any of the Landlord's Expansion Work. Except for Landlord's Expansion Work, the Premises are being leased in their condition, "as is" without warranty or representation by Landlord. Tenant acknowledges that it has inspected the New Premises and common areas of the Building and, except for Landlord's Expansion Work, has found the same to be satisfactory.

5. No Brokers. Tenant warrants and represents that Tenant has dealt with no broker in connection with the consummation of this Lease and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify Landlord against any such claim.

6. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

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7. Except as herein modified, all terms, covenants and provisions of the Lease are hereby ratified and affirmed.

WITNESS our hands and seals on the day and year first above written.

                                              LANDLORD:
                                              TEACHERS REALTY CORPORATION

                                              By:     /s/ S. Marc Flannery
                                                 -------------------------
                                                       S. Marc Flannery
                                              Its:     Assistant Secretary
                                                  ------------------------

                                              TENANT:
                                              VOICETEK CORPORATION

                                              By:   /s/ Stephen A. Gorgal
                                                 ------------------------
                                              Its:  Controller
                                                  -----------------------

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
                                    EXHIBIT A

                             [VOICETEK FLOOR PLAN]

                                    EXHIBIT B
                              VOICETEK CORPORATION
                                  19 ALPHA ROAD
                            CHELMSFORD, MASSACHUSETTS

                                 "SCOPE OF WORK"

The following work will be performed by Landlord as specified hereunder and in accordance with the floor plan dated May 25, 1994 ("Plan").

DEMOLITION

Existing improvements shall be demolished as necessary to accommodate the proposed layout shown on the Plan. The demolition of the closets adjacent to the lobby area (as shown on the Plan) has been deleted from the Scope of Work. Tenant shall be responsible for dismantling and relocating the existing cage area located at the rear of the Original Premises. All debris shall be removed from the property and those areas of the Premises affected by construction shall be cleaned as required during construction and upon completion of construction.

PARTITION

New drywall partitions and soffit will be installed as per the Plan and shall consist of 2 1/2" metal studs, With 1/2" sheet rock each side, insulated with fiber glass blanket, taped and ready for finish. All new partitions, unless otherwise specified on the Plan, will extend to the underside of the existing ceilings.

Demising wall separating the Premises from the adjoining premises shall be made to comply with building code requirements.

Minor patching and repairs shall be made to existing walls prior to painting.

CEILING

Existing suspended acoustic ceiling will be patched and repaired as required to accommodate the layout and renovations indicated on the Plan. Any new ceiling tiles or grid shall match existing style.

DOORS

To the extent feasible, existing doors, which are to be eliminated, shall be relocated to those areas where new doors have been specified on the Plan. A total of three (3) new doors together with hardware will be furnished of a quality and finish equivalent to existing doors within the space.

FLOORING

New carpet will be provided to those areas indicated on the Plan. Allowance will be $13.50 per square yard installed. Existing flooring, including vinyl composition tile (V.C.T.), shall be patched as specified on the Plan.

Vinyl base will be installed to those areas which will receive new carpet and as necessary in those areas where walls are newly constructed or demolished.

WALL FINISHES

All walls and doors to be finished as specified on the Plan. Tenant shall be responsible for promptly removing all wall hangings in the Original Premises prior to painting. Additionally Tenant shall disconnect and move any computer equipment as required to facilitate painting. Tenant shall provide contractor access to the Premises during non-business hours to complete the painting.

HVAC

New ductwork distribution and diffusers will be furnished and installed as required in accordance with new layout. Existing diffusers shall be reused to the greatest extent possible. No special air conditioning (i.e. computer room) is included in the Scope of Work.

SPRINKLERS

New sprinkler heads Will be provided to satisfy landlord's underwriter and in accordance with tenant's new layout.

ELECTRICAL

Lighting:

Existing 2'x4' fluorescent light fixtures will be relocated consistent with Tenant's layout. A total of ten new 2'x4' fluorescent fixtures will be provided to match existing fixtures. Each newly constructed office shall have a single pole light switch.
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Power

Thirty standard and five dedicated duplex outlets will be provided to areas of new construction in locations to be specified by Tenant

Exit signs and emergency lighting will be provided and/or modified as required by code.


                                        /s/ Stephen A. Gorgal